Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sanmina-SCI Corporation:

We consent to the use of our report dated November 24, 2010, with respect to the consolidated balance sheets of Sanmina-SCI Corporation as of October 2, 2010 and October 3, 2009, and the related consolidated statements of operations, comprehensive income(loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended October 2, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 2, 2010, incorporated herein by reference.

Our report dated November 24, 2010 refers to an accounting change upon adoption of Financial Accounting Standards No. 141(R) (Revised 2007), Business Combinations (ASC Topic 805, Business Combinations), at the beginning of fiscal 2010.

/s/ KPMG LLP

Mountain View, California

February 8, 2011